To the Board of Trustees and shareholders of Mellon Funds Trust

We consent to the use of our report dated October 16, 2003 with respect to the Mellon Funds Trust (comprised of Mellon Large Cap Stock Fund, Mellon Income Stock Fund, Mellon Mid Cap Stock Fund, Mellon Small Cap Stock Fund, Mellon International Fund, Mellon Emerging Markets Fund, Mellon Bond Fund, Mellon Intermediate Bond Fund, Mellon Short-Term U.S. Government Securities Fund, Mellon National Intermediate Municipal Bond Fund, Mellon National Short-Term Municipal Bond Fund, Mellon Pennsylvania Intermediate Municipal Bond Fund, Mellon Massachusetts Intermediate Municipal Bond Fund, Mellon Balanced Fund, Mellon Money Market Fund, and Mellon National Municipal Money Market Fund) incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Auditors" in the Statement of Additional Information.


KPMG LLP

December 23, 2003